Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 17, 2022, with respect to the consolidated financial statements of Quidel Corporation, and the effectiveness of internal control over financial reporting of Quidel Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission and incorporated by reference in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-262434) and related Prospectus of Coronado Topco, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

San Diego, California

April 1, 2022